EXHIBIT 10.15 –	Put Option Agreement between David B. Golwitzer, Karen B. Golwitzer and East Fork Biodiesel, LLC

OPTION BY
DAVID B. GOLWITZER AND KAREN B. GOLWITZER
TO SELL REAL ESTATE TO
EAST FORK BIODIESEL, LLC

(PUT OPTION AGREEMENT)

          THIS PUT OPTION AGREEMENT (“Agreement”), made and entered into effective as of December 15, 2006, by and between David B. Golwitzer and Karen B. Golwitzer (collectively, hereinafter “Seller”) and East Fork Biodiesel, LLC, (hereinafter “Buyer”).

          WITNESSETH:

          WHEREAS, Seller is the owner of that certain real estate situated in Kossuth County, Iowa, legally described on Exhibit A attached hereto (herein referred to as the “Property”); and

          WHEREAS, Seller desires a put option granting Seller the right to put the Property to Buyer, thus requiring Buyer to purchase the Property pursuant to the terms herein; and

          WHEREAS, Buyer is willing to obligate itself to Seller in the event Seller elects to exercise the put option herein to sell the Property to Buyer, and in such case, Buyer is willing to purchase the Property upon exercise of the put option by Seller all on the terms and conditions herein contained;

          NOW, THEREFORE, the parties hereto agree as follows:

          1.      Consideration. The consideration paid and payable from Buyer to Seller for the rights and obligations herein is Five Thousand Dollars ($5,000.00) and other good and valuable consideration the sufficiency of which is acknowledged by both Buyer and Seller upon execution of this Agreement.

          2.      Authority of Seller; Grant of Option. Seller hereby represents to Buyer that Seller is the owner of the Property and has absolute and full right and authority to execute and perform the terms of this Agreement. Buyer hereby agrees and acknowledges that Seller has the right and option to put and sell the Property to Buyer and Buyer agrees, subject to the condition that Buyer has constructed a biodiesel production facility or any appurtenant facilities upon any portion of the real estate legally described on Exhibit B, to purchase the Property upon Seller’s exercise of the put option at any time during the Option Period, as hereinafter set forth, for a purchase price of Two Hundred Thirty-six Thousand Two Hundred Fifty Dollars ($236,250.00), payable on the terms, in the amounts, and subject to the adjustments and to all the other conditions as set forth in Section 8 of this Agreement.

          3.      Initial Put Option Period (Biodiesel Facility). The term of the put option to sell granted hereunder (the “Option Period”) shall begin on the announced date of operation of the biodiesel facility and end at 4:30 p.m. on the date two years thereafter.

          4.      Exercise of Initial Put Option (Biodiesel Facility). To exercise this put option as provided above, Seller shall deliver to Buyer written notice of Seller’s intent to exercise the put option to sell the Property to Buyer during the Option Period specifying the “Closing Date,” for the sale and purchase, which Closing Date shall not be more than 120 days after Seller delivers the notice to exercise. Seller shall thereupon be obligated to convey marketable fee simple title free and clear of all encumbrances except those items which Buyer agrees to in writing, in accordance with the purchase and sale terms specified in Section 8 hereof.

          5.      Termination of Initial Put Option (Biodiesel Facility). If Seller does not exercise the put option during the Option Period as provided in Sections 3 and 4, this put option to sell shall terminate and become null and void. Except for the release and covenant set forth in Section 10 hereof, upon termination, neither party shall have any liability or further obligation to the other under this put option.

          6.      Resurrection of Put Option(s); Subsequent Put Option Periods; Exercise and Termination. If the Initial Put Option for the biodiesel facility shall terminate without having been exercised, the Put Option(s), Put Option periods and potential exercise and termination(s) shall be resurrected upon the expansion of the production of the biodiesel facility by more than twenty-five percent (25%) of initial output or upon the construction or operation of any new separate facility on the real estate described on Exhibit B. If any resurrected Put Option terminates without having been exercised, the provisions of Paragraph 10 shall apply to the expansion or new separate facility.

          7.      No Sale or Conveyance. During the Put Option period, Seller shall not sell nor convey the property to a third party, without the consent of Buyer, which consent can be withheld by Buyer for any reason.

          8.      Purchase and Sale Terms and Conditions. If Seller exercises this put option as provided above, Buyer and Seller will close on the purchase and sale of the Property on the Closing Date in accordance with the terms and conditions set forth in this Section 8 as follows:

                    (a) The purchase price for the Property shall be payable in full (less a credit for the $5,000.00 consideration paid pursuant to Paragraph 1 hereof) at closing on the Closing Date. Within fifteen (15) business days after receiving the notice of the exercise of this put option, Seller shall deliver to Buyer an abstract of title to the Property which shall be updated and continued to the approximate date of delivery to Buyer for Buyer’s examination. Buyer shall have ten (10) days after receipt of the abstract of title to object to any title matters upon its examination of the abstract of title and will notify Seller of the same. Seller has informed Buyer of the existence of a Well Agreement and Easement and title will be conveyed subject to the terms thereof. Seller shall promptly correct all such title objections to the satisfaction of Buyer and if such objections cannot be cured by the Closing Date, Seller shall promptly notify Buyer of such fact whereby Buyer, in its discretion, may extend the Closing Date to permit additional time for Seller to continue to diligently and promptly cure such objections, or if Seller cannot or refuses to cure such objections and make title marketable, Buyer may either terminate this Agreement or close on the purchase and deduct the reasonable costs of curing such objections from the purchase price at closing. All abstracting costs shall be paid for by the Seller. All title examination costs shall be paid by the Buyer.

                    (b) At closing, Seller shall convey by Warranty Deed, the Property to Buyer or its assignees, free and clear of all liens, restrictions and encumbrances except for those items which Buyer has specifically agreed to in writing. Possession of the Property shall be delivered to Buyer at closing.

                    (c) At closing, Seller shall pay all real estate taxes prorated to the date of closing. Seller shall pay all special assessments which are levied or pending against the Property as of the Closing Date. Seller represents to Buyer that it has received no notice from any governmental authority of any public improvements to be constructed upon, or assessments which may be levied against, the Property in the future.

                    (d) Seller shall maintain adequate insurance on the Property and shall bear all risk of loss of and to the Property until the Closing Date.

                    (e) If Buyer or Seller breaches this Agreement or otherwise fails to perform or breaches the obligations to purchase or to sell the Property according to this Agreement on the Closing Date, the aggrieved party shall be entitled to exercise any and all remedies at law or in equity including without limitation commencing an action for damages and/or commencing a proceeding in equity to obtain Buyer’s or Seller’s specific performance of this Agreement, together with all costs and attorneys’ fees incurred by the aggrieved party in connection thereof to the extent permitted by law.

                    (f) At closing, Seller shall pay for any transfer tax and revenue stamps necessary to effect the transfer of the Property to the Buyer and Buyer will pay the cost of any recording fees.

          9.      Notices. Wherever in this Option Agreement it shall be required or permitted that notice or demand be given or served by either party, such notice or demand shall be given or served, and shall not he deemed to have been duly given or served, unless in writing and forwarded by certified mail, postage prepaid, return receipt requested, addressed as follows:

To Seller:	David B. Golwitzer and Karen B. Golwitzer 1406 Highway 18 Algona, IA 50511

AND

Paul R. Doster 107 North Harlan P.O. Box 618 Algona, IA 50511

To Buyer:	East Fork Biodiesel, LLC P.O. Box 21 Algona, IA 50511

AND

Michael E. Gabor 111 North Dodge Street P.O. Box 617 Algona, IA 50511

Notice shall be effective three (3) days after the date of mailing, if mailed. These addresses may be changed from time to time by either party serving written notice as above provided.

          10.      Release and Covenant Not to Sue. If Seller shall not have exercised the Put Option during the Option period, Seller shall be deemed to have fully and completely released Buyer and Seller covenants and agrees with Buyer that thereafter Seller will never institute suit or action at law or otherwise against Buyer, nor institute, prosecute or in any way aid in the institution or prosecution of any claim, demand, action or cause of action for damages, costs, loss of service, expenses or compensation for, on account of any damage, loss or injury either to person or property, or both, whether developed or undeveloped, resulting or to result, known or unknown, which they ever had, now have or which they, their heirs, executors or administrators, hereafter can, shall or may have for, on or by reason of any matter, cause or thing whatsoever arising from the construction and operation of a biodiesel facility or any appurtenant facility located on the real estate described in Exhibit B.

          This release and covenant shall continue in perpetuity if Sellers shall not have exercised their put option herein within the put option period.

          11.      Miscellaneous. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Buyer. Time is of the essence in the performance of this Agreement. This Agreement contains the entire agreement and understandings of the parties hereto. This Agreement may not be modified or amended except in a writing signed by the Seller and the Buyer. Each party agrees to pay their own legal fees and other fees incurred in connection with the negotiation, execution and performance of this Agreement except as otherwise required in the event of a breach. Upon request each party will execute a recordable memorandum of this Agreement and agrees such memorandum may be duly recorded. This Agreement may be executed in one or more counterparts, each of which is an original and all of which together shall constitute one and the same instrument.

          12.     Survival of Provisions. Any provision herein not obviated by the delivery of any Deed through the doctrine of merger or operation of law shall survive the closing of any transaction herein contemplated.

          13.      Severability. If any provision of this Agreement is declared void, such provision shall be deemed severed from this Agreement, which shall otherwise remain in full force and effect.

          14.      Construction. This Agreement shall be governed and construed in accordance with the laws of the State of Iowa. Captions are included for convenient reference only and shall not in any way affect the interpretation of any provision hereof.

          15.     Legal Counsel. All parties affirmatively represent and acknowledge that they have been represented by competent legal counsel of their choosing in connection with this Agreement.

          16.      Attorney Fees and Court Costs. If either party files suit to enforce any of the terms of this Agreement, the prevailing party shall be entitled to recover court costs and reasonable attorney’s fees.

          IN WITNESS WHEREOF, the parties hereto have executed this Put Option Agreement as of the day and year first above written and Buyer and Seller agree to take such additional steps and actions including execution of such instruments and other documents as are reasonably necessary to effectuate the intentions of Buyer and Seller hereby.

BUYER:	SELLER:

EAST FORK BIODIESEL, LLC

By:

Kenneth M. Clark, Its Manager	David B. Golwitzer

Karen B. Golwitzer

STATE OF IOWA	)
) ss:
COUNTY OF KOSSUTH	)

          On this 5th day of January, 2007, before me, the undersigned, a Notary Public in and for said County and State, personally appeared David B. Golwitzer and Karen B. Golwitzer, husband and wife, to me known to be the identical persons named in and who executed the foregoing instrument, and acknowledged that they executed the same as their voluntary act and deed.

Notary Public in and for said County and State.

STATE OF IOWA	)
) ss:
COUNTY OF KOSSUTH	)

          On this 15th day of December, 2006, before me, a Notary Public in and for said county and state, personally appeared Kenneth M. Clark, to me personally know, who being by me duly sworn or affirmed did say that he is Manager of said Limited Liability Company, and that said instrument was signed on behalf of the said Limited Liability Company by authority of its members and the said Manager acknowledged the execution of said instrument to be the voluntary act and deed of said Limited Liability Company by it voluntarily executed.

Notary Public in and for said County and State

EXHIBIT A

A tract of land in the Northwest Fractional Quarter (NW frl. 1/4) of Section Five (5), Township Ninety-five (95) North, Range Twenty-eight (28), West of the Fifth Principal Meridian, Kossuth County, Iowa, described as commencing on the South line of U.S. Highway #18 at a point in the center of the road on the West side of the NW frl. 1/4 of said Section 5, thence Easterly along the South line of U.S. Highway #18 a distance of 1318 feet as the point of beginning, thence South 500 feet, thence Easterly 525 feet, thence North to the South line of U.S. Highway #18, thence Westerly along the South line of U.S. Highway #18 to point of beginning.

(The “Property”)

EXHIBIT B

That part of the Northwest Fractional Quarter (NWfr ¼) of Section Five (5), Township Ninety-five (95) North, Range Twenty-eight (28), West of the 5th P.M., Kossuth County, Iowa, lying North of the Railroad right of way EXCEPT a tract as described by the Survey recorded in Book 8, Land Plats, Page 47 and also
          EXCEPT therefrom commencing at the point of intersection of the West line of said Section 5, and the South line of U.S. Highway 18;
          thence Easterly along the South line of said highway a distance of 1,118 feet to the point of beginning;
          thence South 500 feet;
          thence Easterly 725 feet;
          thence North 500 feet to the South line of said highway;
          thence Westerly along the South line of said Highway to the point of beginning, and EXCEPT public highway conveyed to the State of Iowa by deeds recorded in Book 91, Page 530 and Book 90, Page 576.